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                                                                    Exhibit 99.4

January 3, 1994


                                       FIRST ALABAMA COMPLETES SECOR ACQUISITION


First Alabama Bancshares, Inc. announced today that the acquisition of Secor Bank, Federal Savings Bank was completed on December 31, 1993.

First Alabama will issue approximately 3.2 million shares of its common stock in exchange for all of Secor's outstanding common stock. The exchange ratio will be 0.684 shares of First Alabama common stock for each share of Secor common stock. Secor stockholders will receive a letter of instruction early in January describing how to submit their Secor stock certificates for exchange.

First Alabama's consolidated total assets, including Secor, are expected to exceed $10 billion at year end 1993.

Secor Bank will operate as a separate subsidiary of First Alabama in Florida and Louisiana, with customers of these offices seeing no immediate changes. The thrift's Alabama offices, except for the office in Centre, will be consolidated into First Alabama Bank during January. Customers in Alabama have already been notified of changes that may affect them. Once the consolidation has been completed, they should enjoy improved availability of services and a wider range of banking products.

The Federal Reserve Board's approval of the transaction requires the divestiture of Secor's Centre, Alabama branch. Arrangements for a sale of this branch are being worked out. Until the sale is completed, the Centre office will continue to operate as a Secor branch, with no customer impact.

      For additional information, contact:

      Analysts:         Robert P. Houston 205/832-8494
                        Ronald C. Jackson 205/832-8493

      News Media: William E. Askew  205/326-7650